Exhibit 99.1

Contacts:	Daniel J. Kohl, President/CEO
James M. McNeill, Sr. Vice President/CFO
(770) 441-1580

Brian Ritchie, Noonan Russo
(212) 845-4269

PSA HealthCare

Completes Acquisition of

Melmedica Children’s Healthcare, Inc.

Norcross, GA.—(BUSINESS WIRE) . . . . June 5, 2006 . . . . . . PSA HealthCare (Nasdaq: PSAI) announced today that it has completed its acquisition of Melmedica Children’s Healthcare, Inc., an Illinois corporation (“Melmedica”). The acquisition included certain of Melmedica’s pediatric nursing businesses in Schaumberg, Oak Lawn, Bloomington, Collinsville and Country Club Hills, Illinois, as well as a business located in Indianapolis, Indiana. With the completion of the acquisition, the Company now has five pediatric nursing offices in Illinois and one in Indiana.

Under the terms of the transaction, PSAI paid approximately $1.6 million in cash with Melmedica retaining its accounts receivable. Melmedica’s consolidated net revenue for the year ended December 31, 2005 was approximately $10.8 million.

“The completion of this acquisition represents a significant step for PSAI in executing our strategy to accelerate growth in our private duty nursing segment,” said Daniel J. Kohl, President and CEO of PSAI. “As a result of the acquisition, we now have an expanded presence in the Illinois market and an initial entry into the Indiana market,” continued Mr. Kohl. “We look forward to delivering on the promise of this acquisition as we continue to build value for our shareholders.”

PSA provides comprehensive pediatric home health care services through a network of over 100 branch offices in 20 states, including satellite offices and branch office start-ups. Through these offices PSA provides a combination of services, including pediatric private duty nursing (PDN), pediatric day treatment centers (PPECs) and respiratory therapy and equipment services (RTES). Additional information on PSAI may be found on the Company’s website at http://www.psakids.com.

NOTE: Forward looking statements made in this release involve a number of risks and uncertainties, certain of which are beyond our control, including, but not limited to changes in government regulation and health care reforms, ability to execute the Company’s strategic programs, ability to improve accounts receivable collections, changing economic and market conditions and other risk factors detailed in the Company’s Securities and Exchange Commission filings. Any forward looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event.